March 2, 2004

Alpharma Announces Full Year 2003 Results
Record Free Cash Flow
2004 Outlook Includes Significant R&D Investment

Fort Lee, NJ March 2, 2004 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced full year net earnings of $16.9 million, or diluted earnings per share ("DEPS") of $0.32. These results include a loss from discontinued operations related to the previously disclosed sale of the company's French business of $5.6 million after-tax, or $0.11 diluted loss per share. Full year 2003 net income and DEPS from continuing operations were $22.5 million and $0.43, respectively. Results from continuing operations include a $17.3 million ($0.33 DEPS) loss on extinguishment of debt related to the second quarter 2003 private placement of Senior Notes due 2011, and $8.7 million ($0.10 DEPS) of fourth quarter severance charges associated with workforce reductions. Both of these items were excluded from the company's most recent guidance. When adjusted for these items, DEPS from continuing operations for the full year 2003 was $0.86, exceeding the company's most recent guidance range of $0.75-$0.85.

Full year 2003 net revenues were $1,297 million, an increase of 5% versus 2002. Excluding the effects of currency changes, 2003 revenues increased 1% compared to last year. When adjusted for currency, revenue growth in the Active Pharmaceutical Ingredients and U.S. Pharmaceutical businesses offset lower revenues in the company's Animal Health business.

In 2003, the company generated record free cash flow of approximately $120 million, excluding cash payments of $22 million related to the second quarter private placement of Senior Notes due 2011. Free cash flow is based on reported operating cash flow less dividend payments and capital expenditures. The company uses free cash flow as a measurement of funds available to service debt. The strong free cash flow performance reflects the company's focus on asset management and enabled the reduction of debt to $817 million at year-end from $896 million at the end of 2002. The fourth quarter of 2003 was the sixth consecutive quarter of positive free cash flow for the company.

Net earnings and DEPS from continuing operations in the fourth quarter of 2003 were $12.6 million and $0.24, respectively, including $8.7 million ($0.10 DEPS) of severance charges recorded in the fourth quarter. Revenues in the fourth quarter were $347 million, an increase of 2% from the prior year. Excluding the impact of foreign currency, revenues declined 2%.

"Our top priorities in 2003 included improved FDA compliance at our U.S. pharmaceutical sites, cost reduction, and the generation of free cash flow," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma. "We continue to make progress against our compliance improvement plans in Elizabeth and Baltimore, but have not yet received the agency's final conclusions on the recent Elizabeth inspection. Our worldwide workforce has been reduced and we have lowered our cost base going forward. Our aggressive asset management resulted in the generation of record free cash flow enabling us to significantly reduce our debt and strengthen our overall financial position."

Severance Charges

In the fourth quarter of 2003, the company recorded approximately $8.7 million, or $0.10 DEPS of charges relating to workforce reductions across all of its businesses. These reductions, approximately 175 employees, represented approximately 5% of the company's U.S. and European workforce.

Fourth Quarter 2003 Business Review

Human Pharmaceuticals

U.S. Pharmaceuticals ("USHP"): U.S. fourth quarter revenues of $136.5 million increased slightly compared to 2002. Fourth quarter segment revenues include income related to the previously announced agreement with Ivax Corporation for metformin hydrochloride extended release tablets (the "metformin ER agreement "). This income is classified as "Other Income" in the consolidated statement of operations, but for segment reporting purposes, is included in USHP operating results. Reduced generic sales largely offset the revenue gains related to the metformin ER agreement. In the fourth quarter of 2003, the company maintained its ranking in the top five U.S. generic companies. Prescription trends for the company's branded product continue to be strong with an increase of 40% versus year ago levels.

USHP operating margins declined to 7.0% from 11.2% last year, due primarily to reduced solid dose revenues, higher costs per unit due to FDA compliance upgrades, and severance charges related to workforce reductions. Severance charges negatively impacted margins by 1.8 percentage points. Both items were partially offset by income related to the metformin ER agreement.

International Generics ("IG"): Revenues were $99.2 million in the quarter, an increase of 10% from last year's fourth quarter. Excluding positive currency impacts, revenues decreased 3%, reflecting continued competitive pressures, primarily in the UK, where the company maintains its leading position. Revenues in the company's second largest market, Germany, increased in the fourth quarter versus the prior year as consumers increased purchases in anticipation of changing government regulations that will increase consumer co-payments in 2004.

IG operating margins were 5.4% in 2003, including approximately $2.1 million of severance charges for workforce reductions, which negatively impacted margins by 2.1 percentage points. Margins in 2002 were 0.7%, or 9.1% excluding certain impairment and severance charges. Operating margins in 2003 were negatively affected by pricing pressures, particularly on major products launched in 2002. The impacts of negative pricing were partially offset by reduced costs related to previous workforce reductions.

Active Pharmaceutical Ingredients ("API"): API fourth quarter revenues increased to $33.7 million, compared to $25.2 million in 2002, an increase of 34%. Excluding the impact of currency, revenues grew 29% as a result of significant price increases on selected products in certain markets. Operating margins increased to 55.8% compared to 47.6% in 2002, reflecting the increased pricing.

Animal Health ("AHD")

Fourth quarter 2003 revenues declined approximately 3% to $86.0 million compared to $88.3 million in 2002. Revenue declines reflect increased competition in the livestock segment and reduced poultry sales as customers implemented expected product rotation practices. Reported operating margins were 8.5% in 2003, or 12.9% excluding approximately $3.8 million of severance charges for workforce reductions. Results in the fourth quarter of 2002 included charges of approximately $49 million related to plant closings, asset write-downs and workforce reductions, and approximately $66 million related to asset impairments. Excluding these items, 2002 operating margins were 12.7%. The improvement in 2003 margins reflects cost reductions and other productivity initiatives that more than offset the impact of reduced sales.

Fourth Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $3.3 million year-to-year due to decreased debt levels, lower interest rates, and reduced amortization. In the second quarter of 2003, the company refinanced certain debt and is benefiting from lower interest rates.

Other income (expense) was $10.0 million of income in 2003 compared to $0.5 million of expense in 2002. The 2003 income includes income from the sale of a product trademark as well as income from the metformin ER agreement. Under this agreement, Ivax and Alpharma share profits on all Ivax sales during the 180-day exclusivity period of metformin hydrochloride extended release tablets. Other income in 2003 also includes approximately $1.2 million of foreign exchange gains, compared to foreign exchange losses of $0.3 million in 2002.

The effective tax rate for continuing operations was 16.1% for the fourth quarter of 2003 and 6.5% for the year. Excluding the second quarter 2003 loss on extinguishment of debt and the related tax benefit, the 2003 effective tax rate for continuing operations was 24.1%.

FDA Compliance

Operating margins in USHP in 2003 were negatively impacted by FDA compliance activities at the company's Baltimore and Elizabeth sites. Fourth quarter 2003 results include approximately $2 million of external consultant spending to improve FDA compliance. Full year spending for external consultants was $18 million, consistent with previous expectations. In addition to this spending, the company has increased the number of quality and manufacturing personnel in the U.S. Pharmaceutical business to improve compliance. These personnel increases add approximately $18 million to USHP's ongoing cost structure annually.

The FDA completed inspections of the company's Elizabeth and Baltimore sites in December 2003 and February 2004, respectively.

The company plans to complete the major elements of the FDA compliance enhancement plan in Elizabeth in the second quarter of 2004 and targets new solid dose product launches in the second half of 2004. However, these launches are contingent on the receipt of FDA approval, which significantly depends on the agency 's conclusions from the most recent inspection, which have not yet been communicated to the company.

Over the past year, the company has significantly reduced the number of products produced in Baltimore in order to focus on improving compliance. The FDA noted significantly fewer observations in their December 2003 inspection than in their previous inspection. The company is currently preparing a response to these observations. The company expects to complete the major elements of the FDA compliance enhancement plan in Baltimore by the end of 2004.

In 2005, the company expects its upgraded systems and procedures at both sites to support sustainable FDA compliance.

Research and Development ("R&D")

In 2003, U.S. Human Pharmaceutical R&D resources were diverted to FDA compliance enhancement efforts resulting in a decline in new ANDA filings in 2003. The company plans to increase R&D spending beginning in 2004 in order to strengthen the company's human pharmaceutical product pipeline. Spending is expected to increase approximately 25% in 2004, in order to support an increase from the 2003 level of four ANDA filings to at least 10 in 2004. The company's target over time is 15 to 20 ANDA filings annually. In addition to strengthening the global generic pipeline, the increased R&D spending levels will support new product activity in the branded and API businesses.

Outlook

The company expects 2004 revenue growth of about 4% and DEPS from continuing operations in the range of $0.80 to $0.90. The company is targeting launches of several new solid dose products in the second half of 2004, but the timing of these launches is dependent on the receipt of FDA approvals. This guidance assumes a limited contribution from new products in the U.S. Human Pharmaceutical business, and an increase of approximately 25% in R&D spending in 2004 versus 2003 levels. The company expects the planned increase in research and development spending to be offset by reduced external FDA compliance spending and savings from workforce reductions. The company is contemplating additional workforce reductions and related charges, which are not included in this outlook.

The company is targeting approximately $75 million of free cash flow in 2004. The company generally intends to use the free cash flow to further reduce its outstanding debt.

"In 2003, we strengthened our operating profile by improving compliance, lowering costs, and reducing debt. In 2004, while continuing to improve compliance and generate free cash flow, we will make investments critical to long-term growth. Research and development spending will be up approximately 25% to support our goal of increased filings and product launches. We will also make investments in our high margin branded product, Kadian®, through R&D and sales force expansion," commented Ingrid Wiik, President and Chief Executive Officer of Alpharma. "Finally, we are continuing to pursue the disposal of non-strategic assets."

First Quarter 2004

In the first quarter of 2004, the company expects DEPS from continuing operations to be at break-even levels versus $0.16 in 2003. The company is contemplating additional workforce reductions and related charges, which are not included in this outlook. The reduction in year-to-year DEPS is due to reduced sales of U.S. Pharmaceutical products, increased quality and manufacturing personnel to improve FDA compliance, and lower International Generic revenues. These items are expected to be partially offset by income related to the metformin ER agreement, reduced external FDA compliance spending, and reduced interest expense due to lower debt levels.

The company's 2004 outlook assumes the ability to operate its Baltimore and Elizabeth plants at presently estimated production levels, spending to improve FDA compliance consistent with comments above, normal seasonal patterns in the Animal Health business, and continued strong revenues and margins in the company's API business. Assumptions inherent in the company's outlook could be impacted by future FDA actions or new information acquired as the company continues to implement its corrective action plan. The outlook assumes no major changes in the company's key markets. It also excludes charges for workforce reductions and any future non-operating transactions or events, which in certain instances could be dilutive. The earnings estimate is based upon results from continuing operations.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact on DEPS of the loss on extinguishment of debt, and charges for workforce reductions on results of operations. The company discloses these items to assist the reader in understanding the impact of these charges on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Alpharma press releases are also available at our website: http://www.Alpharma.com.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss fourth quarter 2003 results at 8:30 A.M Eastern Standard Time on March 3, 2004. A powerpoint presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 5163763

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Wednesday, March 3, 2004 at 12:00 PM Eastern Standard Time until Wednesday, March 10, 2004 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291

Participant Code: 5163763

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Alpharma Inc.

Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Total revenue	$346,650	$340,145	$1,297,285	$1,230,762
Cost of sales	209,321	197,638	774,806	705,174
Gross profit	137,329	142,507	522,479	525,588
Selling, general and administrative expenses	99,286	209,252	354,857	482,711
Research and development	17,868	17,449	63,232	67,088
Operating income (loss)	20,175	(84,194)	104,390	(24,211)
Interest expense and amortization of debt issuance costs	(15,100)	(18,438)	(63,608)	(76,212)
Loss on extinguishment / conversion of debt	--	(4,240)	(29,100)	(52,929)
Other income (expense), net	9,953	(470)	12,439	(2,930)
Income (loss) from continuing operations before income taxes	15,028	(107,342)	24,121	(156,282)
Provision (benefit) for income taxes	2,424	(40,965)	1,574	(62,715)
Net income (loss) from continuing operations	12,604	(66,377)	22,547	(93,567)
Discontinued operations, net of tax	--	(5,557)	(1,570)	(6,094)
Loss from disposal of discontinued operations	(308)	- -	(4,041)	- -
Loss from discontinued operations	(308)	(5,557)	(5,611)	(6,094)
Net income (loss)	$12,296	$(71,934)	$16,936	$(99,661)

Average common shares outstanding: Basic Diluted	51,781 52,223	51,448 51,448	51,606 52,010	49,814 49,814

Earnings (loss) per common share: Basic
Net income (loss) from continuing operations	$ 0.24	$(1.29)	$ 0.44	$(1.88)
Loss from discontinued operations	- -	(0.11)	(0.11)	(0.12)
Net income (loss)	$ 0.24	$(1.40)	$ 0.33	$(2.00)
Diluted
Net income (loss) from continuing operations	$ 0.24	$(1.29)	$ 0.43	$(1.88)
Loss from discontinued operations	- -	(0.11)	(0.11)	(0.12)
Net income (loss)	$ 0.24	$(1.40)	$ 0.32	$(2.00)

Dividends per common share	$ 0.045	$0.045	$ 0.18	$ 0.18

ALPHARMA INC.

Consolidated Condensed Balance Sheet

(In thousands)

	December 31, 2003 (unaudited)	December 31, 2002
Current assets	$ 691,524	$ 671,429
Non-current assets	1,636,277	1,625,495
Total assets	$2,327,801	$2,296,924

Current liabilities	$353,701	$ 378,601
Long-term debt: Senior Subordinated notes	600,696 181,553	471,561 375,705
Deferred taxes and other	56,759	69,214
Stockholders' equity	1,135,092	1,001,843
Total liabilities and stockholders' equity	$2,327,801	$2,296,924

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended December 31,	Revenues		Operating income (loss)
	2003	2002	2003	2002

U.S. Pharmaceuticals*	$136.5	$135.1	$9.6	$15.2

International Generics	99.2	90.3	5.4	0.6

Active Pharmaceutical Ingredients	33.7	25.2	18.8	12.0

Total Human Pharmaceuticals	269.4	250.6	33.8	27.8

Animal Health	86.0	88.3	7.3	(102.9)

Unallocated and Eliminations	(8.7)	1.2	(20.9)	(9.1)

Total	$346.7	$340.1	$20.2	$(84.2)

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Twelve Months Ended December 31,	Revenues		Operating income (loss)
	2003	2002	2003	2002

U.S. Pharmaceuticals*	$524.7	$507.9	$ 38.9	$66.3

International Generics	367.8	319.6	29.2	25.8

Active Pharmaceutical Ingredients	124.5	83.6	65.7	38.9

Total Human Pharmaceuticals	1,017.0	911.1	133.8	131.0

Animal Health	295.7	321.9	20.1	(120.9)

Unallocated and Eliminations	(15.4)	(2.2)	(49.5)	(34.3)

Total	$1,297.3	$1,230.8	$104.4	$(24.2)

* Includes income from the metformin ER agreement